Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the statement on Form S1 of Yumba Records Storage, Inc., of our report dated November 30, 2017 on our audit of the financial statements of Yumba Records Storage, Inc for the period from July 21, 2017 (inception) to August 31, 2017, and the reference to us under the caption “Experts”.

/s/ AMC Auditing

AMC Auditing
Las Vegas, Nevada
August 23, 2018